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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BETWEEN
eUNIVERSE, INC.,
a Nevada corporation
AND
eUNIVERSE, INC.,
a Delaware corporation

        AGREEMENT AND PLAN OF MERGER (this "Agreement") made by and between eUniverse, Inc., a Nevada corporation ("EUI-NV"), and eUniverse, Inc., a Delaware corporation and a wholly-owned subsidiary of EUI-NV ("EUI-DE"), which corporations are sometimes referred to herein individually as a "Constituent Corporation" and collectively as "Constituent Corporations," and which each have an address of 6060 Center Drive, Suite 300, Los Angeles, California 90045.

W I T N E S S E T H:

        WHEREAS, the Board of Directors of EUI-NV has determined to reincorporate EUI-NV in the State of Delaware under the name eUniverse, Inc. (the "Reincorporation");

        WHEREAS, EUI-NV is authorized to issue two hundred fifty million (250,000,000) shares of Common Stock, $.001 par value (the "EUI-NV Common Stock") and forty million (40,000,000) shares of Preferred Stock, $.10 par value (the "EUI-NV Preferred Stock"), of which ten million (10,000,000) shares are designated as Series A 6% Convertible Preferred Stock, $.10 par value (the "EUI-NV Series A"), and four million ninety-eight thousand three hundred thirty-five (4,098,335) shares are designated as Series B Convertible Preferred Stock, $.10 par value (the "EUI-NV Series B") (the EUI-NV Common Stock and EUI-NV Preferred Stock are referred to, collectively, as the "EUI-NV Capital Stock");

        WHEREAS, the Board of Directors of each of EUI-NV and EUI-DE has determined to implement the Reincorporation by effecting the merger (the "Merger") of EUI-NV with and into EUI-DE (hereinafter, in such capacity, sometimes referred to as the Surviving Corporation) as permitted by the Delaware General Corporation Law ("DGCL") and Chapter 92A of the Nevada Revised Statutes ("NRS"), under and pursuant to the terms hereinafter set forth;

        WHEREAS, as a result of the Merger, each share of EUI-NV Capital Stock issued and outstanding or held by EUI-NV immediately prior to the Merger will be converted into the right to receive a like share of stock of EUI-DE;

        WHEREAS, the Board of Directors of each of EUI-NV and EUI-DE has determined that this Agreement is advisable and in the best interests of each of the Constituent Corporations and its stockholders; and

        WHEREAS, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

        NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        Section 1.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the NRS, at the Effective Time, as hereinafter defined, EUI-NV shall be merged with and into EUI-DE. As result of the Merger, the separate corporate existence of EUI-NV shall cease and EUI-DE shall continue as the Surviving Corporation of the Merger.

        Section 1.2.    Effective Time.    The effective time and date of the Merger, herein referred to as the "Effective Time," shall be the time at which an appropriate Certificate of Merger relating to the Merger is filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL and appropriate Articles of Merger relating to the Merger are filed in the office of the Secretary of State of the State of Nevada in accordance with Section 92A.240 of the NRS, or such later time as is determined by EUI-NV and EUI-DE and stated in such Certificate of Merger and Articles of Merger.

        Section 1.3.    Effects of the Merger.    At the Effective Time, the separate existence of EUI-NV shall cease, and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of EUI-NV and shall be subject to all the debts and liabilities of EUI-NV as provided under applicable law. No liability or obligation due or to become due, claim or demand for any cause existing against either Constituent Corporation, or any director, officer, or employee thereof, shall be released or impaired by the Merger. No action or proceeding, whether civil or criminal, then pending by or against either Constituent Corporation or any director, officer, or employee hereof shall abate or be discontinued by the Merger, but may be enforced, prosecuted, defended or settled or compromised as if the Merger had not occurred or the Constituent Corporations may be substituted in any action or proceeding in place of either Constituent Corporation. If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Constituent Corporations, or otherwise to carry out the provisions hereof, the proper officers of the Constituent Corporations, as of the Effective Time, shall execute and deliver any and all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the provisions hereof.

        Section 1.4.    Directors and Officers.    The directors and officers of EUI-NV in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

        Section 1.5    Survival of Policies.    All corporate acts, plans, policies, approvals and authorizations of EUI-NV, it directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as they were on EUI-NV.

        Section 1.6    Tax Effect.    The Constituent Corporations intend the Merger to qualify as a "tax-free" reorganization within the definition of Section 386(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

        Section 1.7    Approval of Stockholders.    This Agreement shall be submitted to the stockholders of each of the Constituent Corporations as provided by the DGCL and the NRS. There shall be required for the adoption of this Agreement (a) an affirmative vote of the holders of at least a majority of the outstanding voting stock of EUI-NV, including the EUI-NV Series A and EUI-NV Series B on an as-converted basis; and (b) written consent or an affirmative vote of the holders of at least a majority of the outstanding voting stock of EUI-DE.

        Section 1.8    Regulatory Approvals.    The consummation of the Merger shall be subject to obtaining any and all consents or approvals determined by the respective officers of the Constituent Corporations to be necessary to effect the Merger.

ARTICLE II
CONVERSION OF SECURITIES

        Section 2.1.    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of EUI-NV or EUI-DE or their respective stockholders:

            (a)    Cancellation of EUI-DE Stock.    Each share of stock of EUI-DE issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist without being converted into any stock or other consideration whatsoever.

            (b)    Effect of Merger on EUI-NV Capital Stock.    Each share of EUI-NV Capital Stock issued and outstanding or held by EUI-NV immediately prior to the Effective Time, other than Dissenting Shares (as defined hereinafter), shall be converted into the following:

              (i)    Common Stock.    Each share of EUI-NV Common Stock shall be converted into one share of Common Stock, $.001 par value, of EUI-DE.

              (ii)    Preferred Stock.    Each share of EUI-NV Series A shall be converted into one share of Series A 6% Convertible Preferred Stock, $.10 par value, of EUI-DE. Each share of EUI-NV Series B shall be converted into one share of Series B Convertible Preferred Stock, $.10 par value, of EUI-DE.

        Section 2.2.    Appraisal.    Notwithstanding anything in this Agreement to the contrary, each share of stock of EUI-NV issued and outstanding immediately prior to the Effective Time and held by a person (a "Dissenting Stockholder") who complies with all the applicable provisions of the NRS concerning the right of stockholders to seek appraisal of their shares ("Dissenting Shares") shall not be converted as described in this Article II but shall instead become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Nevada.

        Section 2.3.    Exchange of Certificates.

            (a)    Exchange Procedure.    After the Effective Time, certificates representing EUI-NV Common Stock or EUI-NV Preferred Stock will constitute "good delivery" in connection with sales through a broker, or otherwise, of shares of EUI-DE Common Stock or EUI-DE Preferred Stock, as the case may be. At any time after the Effective Time, former stockholders of EUI-NV may, but are not required to, surrender their EUI-NV Common Stock and/or EUI-NV Preferred Stock certificates so that replacement certificates representing shares of EUI-DE Common Stock and/or Preferred Stock, as the case may be, may be issued in exchange therefor. In the event that former stockholders of EUI-NV desire to exchange their EUI-NV Common Stock or EUI-NV Preferred Stock certificates (the "Certificates") for certificates of EUI-DE Common Stock or EUI-DE Preferred Stock certificates, as the case may be, a written request communicating such desire should be delivered, by mail or facsimile, to EUI-DE, Attention: General Counsel. Upon EUI-DE's receipt of such request, EUI-DE shall cause to be mailed or otherwise delivered to such requesting stockholder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to EUI-DE (or such exchange agent as shall be designated thereby, hereinafter the "Exchange Agent") and shall be in a form and have other such provisions as EUI-DE may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for appropriate certificates representing EUI-DE Common Stock or EUI-DE Preferred Stock (the "New Certificates"). Upon surrender of a Certificate for cancellation to EUI-DE or the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by EUI-DE or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and EUI-DE or the Exchange Agent shall deliver, the New

    Certificates for each share of EUI-NV stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If delivery of the New Certificates is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of EUI-NV, it shall be a condition of delivery to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such delivery shall have paid all transfer and other taxes required by reason of delivery of the New Certificates to a person other than the registered holder or shall have established to the satisfaction of EUI-DE that such taxes are not applicable.

            (b)    Delivery of New Certificates to EUI-NV Stockholders Without Certificates.    Promptly after the Effective Time, EUI-DE or the Exchange Agent shall cause the New Certificates to be mailed or otherwise delivered to each holder of record of EUI-NV stock who, as of the Effective Time, had not yet been issued a Certificate representing such EUI-NV stock.

ARTICLE III
CERTIFICATE OF INCORPORATION AND BYLAWS

        Section 3.1.    Certificate of Incorporation.    The Certificate of Incorporation of EUI-DE shall be unaffected by the Merger, and, upon the Effective Time, shall continue in effect as the Certificate of Incorporation of the Surviving Corporation, until further amended or repealed in accordance with the provisions thereof and of applicable law.

        Section 3.2.    Bylaws.    The Bylaws of EUI-DE shall be unaffected by the Merger, and, upon the Effective Time, shall continue in effect as the Bylaws of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof and of applicable law.

ARTICLE IV
AMENDMENT AND TERMINATION

        Section 4.1.    Amendment.    To the fullest extent permitted by applicable law, this Agreement may be amended by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

        Section 4.2.    Termination.    To the fullest extent permitted by applicable law, this Agreement may be terminated, and the Merger herein provided for may be abandoned, by mutual consent of the Boards of Directors of the Constituent Corporations at any time prior to the Effective Time, notwithstanding any approval of this Agreement by the stockholders of either or both of the Constituent Corporations.

Signatures appear on the following page.

        IN WITNESS WHEREOF, this Agreement, having first been duly approved by the respective Board of Directors of each Constituent Corporation, is hereby executed on behalf of each Constituent Corporation by a duly authorized officer thereof, this 31st day of October, 2002.

eUNIVERSE, INC., a Nevada corporation

By:	/s/ CHRISTOPHER S. LIPP Christopher S. Lipp Secretary, Sr. Vice President and General Counsel

eUNIVERSE, INC., a Delaware corporation

By:	/s/ CHRISTOPHER S. LIPP Christopher S. Lipp Secretary, Sr. Vice President and General Counsel

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER BETWEEN eUNIVERSE, INC., a Nevada corporation AND eUNIVERSE, INC., a Delaware corporation